FORBEARANCE AGREEMENT

     AGREEMENT made this 9th day of October, 2007 between YA Global Investments, L.P. (formerly known as Cornell Capital Partners, L.P.) ("YA Global") and GreenShift Corporation ("GreenShift").

     WHEREAS, YA Global has previously declared four secured convertible debentures issued to it by GreenShift (the "Debentures") to be in default; and

     WHEREAS, YA Global and GreenShift are parties to a letter agreement dated June 27, 2007 (the "June Agreement") pursuant to which YA Global agreed to forego exercise of its remedies for the defaults for a period terminating if a further default were to arise after the date of the June Agreement; and

     WHEREAS, on June 30, 2007, GS CleanTech Corporation, a subsidiary of GreenShift, defaulted in its obligation to satisfy a $1,000,000 debenture issued to Kerns Manufacturing Corp. (the "Kerns Default"), and said default by GS CleanTech is an "event of default" by GreenShift as defined in the Debentures; and

     WHEREAS, YA Global has asserted its rights by reason of the Kerns Default, and has demanded assurances that its rights as a secured party will not be diminished thereby; and

     WHEREAS, the parties acknowledge that, due to the illiquidity of the operating assets securing the Debentures and for other reasons, an immediate liquidation by YA Global of such assets securing the Debentures would cause irreparable injury to the interests of both parties hereto; and

     WHEREAS, for that reason the parties wish to make such arrangements as will facilitate a liquidation of certain assets by YA Global to offset any adverse impact of the Kerns Default (but Greenshift (on behalf of itself and its affiliated entities) agrees and acknowledges that it shall be prohibited from using any cash or other assets that secure any YA Global collateral to pay all or any part of the amounts owed to Kerns).

     NOW, THEREFORE, it is agreed:

1. Reinstatement of the June Agreement. Subject to full compliance by GreenShift with the terms and conditions of this Forbearance Agreement, the June Agreement is hereby reinstated and shall remain in full force and effect. During the Remedy Period (defined in the June Agreement), the liquidation of the Shares provided for herein shall be YA Global's exclusive remedy for the Kerns Default. This agreement is made for the benefit of GreenShift and for the benefit of GS CleanTech Corporation as third party beneficiary. Upon the expiration or termination of the Remedy Period, YA Global shall retain all of its rights under the Debentures (and the debentures issued to it by GS CleanTech Corporation), including the right to enforce any remedies available to it thereunder by reason of the Kerns Default.

2. Conversion Restrictions. The conversion restrictions set forth in Section 3(a)(ii) of each Debenture shall remain in full force and effect during the Term of this Forbearance Agreement, notwithstanding the declaration of default by YA Global.

3. GSEG Shares. To secure the Debentures, GreenShift has pledged to YA Global, inter alia, 1,600,000 shares of Series C Preferred Stock issued by GS Energy Corporation (the "Series C Preferred Stock") and 1,000,000 shares of Series D Preferred Stock issued by GS Energy Corporation (the "Series D Preferred Stock"). To remedy the Kerns Default, YA Global will demand conversion of shares of the Series D Preferred Stock into common stock of GS Energy. YA Global shall make such demands from time to time in tranches such that at no time will YA Global own more than 4.99% of the outstanding common stock of GS Energy. GreenShift will provide such assistance as is necessary to cause GS Energy to honor the conversions on the schedule set forth in the governing instruments for its preferred stock. The common stock issuable upon the conversion of the shares of the Series D Preferred Stock is identified herein as the "Shares."

4. Application of Proceeds. In order to facilitate administration of the liquidation of the Shares, the "Net Proceeds" of each conversion into Shares shall be deemed to equal to the product of (x) 90% of the lowest volume weighted average price during the five trading days preceding the conversion date and (y) the number of Shares comprising such conversion. The Net Proceeds shall be applied in satisfaction of GreenShift's obligations under the Debentures in the following priorities: (a) first, to accrued interest on the most recently issued Debenture, (b) then to principal on the most recently issued Debenture, (c) then to accrued interest on the next most recently issued Debenture, (d) then to principal on the next most recently issued Debenture, and so forth until all of GreenShift's obligations under the Debentures have been satisfied in full.


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     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.


YA GLOBAL INVESTMENTS, L.P.
By:  Yorkville Advisors, LLC
         Its General Partner

By:  /S/ Mark Angelo
   -----------------------------------------
Name:    Mark Angelo
     ---------------------------------------
Title:   Managing Partner
      --------------------------------------


GREENSHIFT CORPORATION

By: /S/ Kevin Kreisler
   -----------------------------------------
Name:   Kevin Kreisler
     ---------------------------------------
Title:  Chariman & CEO
      --------------------------------------